Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2/A of Ecoland International Inc (Formerly Guano Distributors Inc), of our report dated January 22, 2007 on our audit of the financial statements of Ecoland International Inc (Formerly Guano Distributors Inc) as of May 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception April 15, 2005 through May 31, 2006 and for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 13, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501